EXHIBIT 10.12
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is being entered into by and between International Aerospace Enterprises, Inc., a Nevada corporation (“IAE”) and Sunshine Industries USA Inc. (“SII”), a California Corporation. This Agreement shall become effective as of the latter date written in conjunction with the signatures affixed hereto (the “Effective Date”).

WHEREAS, IAE is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located at 7407 East Tanque Verde, Tucson, AZ 85715 and SII is a corporation organized and existing under the laws of the State of California, with its principal business office located at 530 South Grand Ave, Covina, CA 91724, such location hereinafter referred to as “Grand”. IAE and SII are collectively referred to herein as the “Constituent Corporations”; and

WHEREAS, SII is the sole owner of certain and specific military airplane parts located at Grand hereinafter the “Military Assets”; and

WHEREAS, pursuant to the terms of this Agreement, IAE will purchase the Military Assets from SII.  IAE will agree to pay to SII an amount of One Million Dollars ($1,000,000.00) on or before Eighteen (18) months, without interest, in a promissory note, hereinafter the “Note”; and

WHEREAS, SII will immediately transfer to IAE all of its military and commercial aircraft parts, as well as all universal and common hardware, which has assessed value of approximately Eleven Million US Dollars ($11,000,000.00), hereinafter the “Military Assets”; and

WHEREAS, IAE will issue to SII Eleven Million shares of IAE, issued at a value of One Dollar US ($1.00) per share, hereinafter the “Shares”, for ownership of  the Military Assets.

WHEREAS, an Escrow Account will be set up wherein the Shares of IAE will be held for a period of up to eighteen months (the “Escrow”).  There shall be a simultaneous exchange in payment of the Note and the return of the Shares to IAE.

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

On December 11, 2008, or on such other date that the parties shall agree, hereinafter the “Closing”:

ARTICLE I
PURCHASE OF THE MILITARY ASSETS

IAE hereby agrees to purchase all of the Military Assets located at Grand from SII.  SII agrees to transfer to IAE all of the Military Assets immediately upon execution of this Agreement for the issuance to SII of the Shares.  IAE agrees to pay SII one million dollars.  IAE agrees that the term of the Note shall be eighteen (18) months, with the understanding that IAE can pay the Note at any time during the eighteen (18) month period.  Upon payment of the Note, SII shall return to IAE the Shares which shall be held in escrow.  It is understood and agreed that after the Effective Date, IAE shall own 100% of the Military Assets and shall have full right and title to those Military Assets, and shall have the exclusive right to market and sell all of the Military Assets as IAE deems necessary and/or appropriate.

ARTICLE II
MILITARY ASSETS

The Military Assets will, until such time as the Note is paid in full, be maintained at Grand.  The maintenance of the Military Assets at Grand shall not limit, under any circumstance, IAE’s ability to sell, transfer or hypothecate the Military Assets.  It is understood and agreed that one means of satisfying the Note shall be through the sale of the Military Assets.  IAE recognizes that utilizing the Grand location will permit IAE to sell the Military Assets in the most expeditious manner following the Effective Date.  It is, however, understood that IAE will be executing a lease agreement with SII for the use of the Grand location. It is also understood and agreed that the current condition of the Grand location shall not change before or during the lease agreement through the actions of SII.

ARTICLE III

MAINTENANCE OF THE MILITARY ASSETS BY SII

Prior to the Effective Date, SII shall conduct its business in relation to its ownership of the Military Assets in its usual and ordinary manner, and shall not enter into any other transaction of any kind related to the Military Assets.  SII shall not, except as otherwise consented to in writing by IAE or as otherwise provided in this Agreement:

1.           Undertake or incur any obligations or liabilities in connection with the Military Assets except current obligations or liabilities in the ordinary course of business;

2.           Mortgage, pledge, subject to lien or otherwise encumber any of the Military Assets; and

3.           Sell, assign or otherwise transfer any of the Military Assets.

ARTICLE IV

WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.          Representations and Warranties of IAE.

              IAE covenants, represents and warrants to SII that:

a.           It is, on the date of this Agreement and will be up to and including the Closing: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b.           Its Board of Directors has, and where necessary, its shareholders have, authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c.           To the best of IAE’s knowledge, it has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business;

d.           IAE is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to its best knowledge, would affect the company or its business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; to the best of its knowledge, threatened against or affecting the company or its business assets or financial condition; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it;

e.           The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in: (i) a breach or violation of any provisions of or constitute a default under any license, mortgage, article of incorporation, bylaw, other similar agreement to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required; (ii) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company; or, (iii) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

2.          Representations and Warranties of SII.

             SII covenants, represents and warrants to IAE that:

a.           It is on the date of this Agreement, and will be on Closing Date: (i) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of California; and (ii) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

b.           Its Board of Directors has authorized and approved the execution and delivery of this Agreement, and the performance of the Transaction contemplated by this Agreement;

c.           It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business;

d.           The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (2) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (3) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset;

e.           SII has full right, title and ownership interest in the Military Assets and the Military Assets are unencumbered.  Further, SII assures IAE that SII has not sold, transferred or hypothecated any of the Military Assets in the last six (6) months.

ARTICLE V
EXPENSES OF THE CONTEMPLATED TRANSACTION

If the contemplated transaction is completed, all expenses incurred in consummating the transaction shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by the party incurring the expense.

ARTICLE VI
INDEMNIFICATION

IAE shall, to the maximum extent permitted by applicable law, indemnify and hold SII (and its officers, agents, and employees) harmless from and against any losses, claims, damages or liabilities, joint or several, to which SII may become subject under the federal securities law, the various state securities acts, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of this agreement by IAE, (ii) any untrue statement of any material fact contained in any of the materials prepared by IAE for the business proposed by this Agreement hereunder, and (iii) any omission to state in such materials a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iv) any other violation by IAE or any federal or state securities laws, rules, or regulations; and the Company shall reimburse SII for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action.

The indemnification rights shall survive the termination of this agreement for a period of five (5) years following such termination.

ARTICLE VII
 MISCELLANEOUS

1.           Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative.  The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing.  Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.  Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right.  No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

2.           Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

3.           Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.  There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement.  Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

4.           Assignment.

Either party to this Agreement shall have the right to assign or transfer to another party, the rights created by this Agreement, either in whole or in part, without the written consent of the other party.

5.           Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

6.           Severability.

Each part of this Agreement is intended to be severable.  In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

7.           Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.           Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

9.           Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

10.           Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail by either the United States mail, postage prepaid, or by Federal Express or similar generally recognized overnight carrier to the Constituent Corporations at their respective addresses set forth in the recitals to this Agreement.

11.           Arbitration, Venue, Governing Law.

This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service (“JAMS”). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party.  In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS.  Said venue of the arbitration shall be in Orange County, California.  Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Orange County, California. The Laws of the State of Nevada shall govern all disputes regarding this matter.  Any provision herein which is later determined to be in violation of any such laws shall be eliminated from the terms of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

12.           Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

13.           Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

International Aerospace Enterprises, Inc.:	Sunshine Industries USA, Inc.:

Dated: December 11, 2008	Dated: December 11, 2008

By: s/s John M. Peck	By: s/s Saffet Usle